UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 ---------------

                                    FORM 8-K

                                 ---------------

                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                        Date of Report: September 6, 2006
                        (Date of Earliest Event Reported)


                        GLOBAL CASH ACCESS HOLDINGS, INC.
             (Exact Name of Registrant as Specified in its Charter)


           Delaware                  001-32622                20-0723270
 (State or Other Jurisdiction       (Commission             (IRS Employer
       of Incorporation)            File Number)          Identification No.)



             3525 East Post Road, Suite 120
                    Las Vegas, Nevada                            89120
        (Address of Principal Executive Offices)               (Zip Code)



                                 (800) 833-7110
              (Registrant's Telephone Number, Including Area Code)



Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 5.02. Departure of Directors or Principal Officers; Election of Directors;
Appointment of Principal Officers.

     (d)     Election of Director

     On September 5, 2006, Geoff Judge was elected to the board of directors of Global Cash Access Holdings, Inc. (the "Company") as a Class II director, whose term shall expire at the annual meeting of stockholders to be held in 2007. Mr. Judge was also appointed to the audit committee of the Company. Mr. Judge was simultaneously elected to the board of directors of the Company's wholly-owned subsidiary, Global Cash Access, Inc.

     In connection with his election to the board of directors of the Company, Mr. Judge will receive an option to purchase 100,000 shares of Common Stock of the Company pursuant to the Company's 2005 Stock Incentive Plan, at an exercise price of $15.08 per share. Subject to Mr. Judge's continuous service to the Company, which includes service as a member of the board of directors of the Company, one-eighth of the shares subject to the option shall vest after six months of service, and the remainder will vest ratably in equal monthly installments over the succeeding forty-two months, provided, however, that the option will vest in its entirety upon a change of control in the Company. In addition, as a member of the board of directors of the Company, Mr. Judge is expected to receive an annual fee of $20,000, and an additional annual fee of $5,000 for his service as a member of the audit committee of the Company.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                           GLOBAL CASH ACCESS HOLDINGS, INC.

Date: September 6, 2006                    By: /s/ HARRY C. HAGERTY III
                                               ---------------------------------
                                               Harry C. Hagerty III
                                               Chief Financial Officer